Exhibit 99.2

                Cheniere Energy Receives Federal Energy
 Regulatory Commission Authorization to Commence Initial Construction
               on Corpus Christi LNG Receiving Terminal

    HOUSTON--(BUSINESS WIRE)--Dec. 16, 2005--Cheniere Energy, Inc. (AMEX:LNG) reports that its wholly-owned limited partnership, Corpus Christi LNG, L.P., has received regulatory clearance to commence initial construction of its 2.6 billion cubic feet per day liquefied natural gas (LNG) receiving terminal near Corpus Christi, Texas. The authorization granted by the Federal Energy Regulatory Commission
(FERC) is pursuant to and in accordance with the FERC's April 18, 2005 Order Granting Authority under Section 3 of the Natural Gas Act and Issuing Certificates.
    Cheniere Energy, Inc. is a Houston based energy company engaged in developing LNG receiving terminals and Gulf of Mexico Exploration & Production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal near Sabine Pass in Cameron Parish, LA. It is also developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, and another near the Creole Trail in Cameron Parish, LA, for which Cheniere filed its application with the FERC in May 2005. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.



    CONTACT: Cheniere Energy, Inc., Houston
             David Castaneda, 713-265-0202